Exhibit 99.1

Unigene’s Potent, Anorexigenic Peptide, UGP281, Demonstrates Dramatic Dose Dependent Reductions in Food Intake with Subsequent Significant Body Weight Reduction in Preclinical Studies

Company expects to commence Phase 1 clinical testing in humans in 1H 2013

May 22, 2012 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics today reported positive data from recently completed preclinical studies in rats and dogs for its lead proprietary anorexigenic peptide, UGP281.

UGP281, a potent anorexigenic peptide selectively targeting the amylin receptor, is under development by Unigene for the treatment of morbid obesity.  In multiple-dose pharmacology studies in rats and beagle dogs, UGP281, administered subcutaneously, produced a dose-related decrease in body weight of 10-15% over a 7-day treatment period.  The reduction in food intake was acute and dramatic, falling close to zero at relatively low doses, and was consistent with the targeted pharmacology.  Changes in body weight throughout the studies were tightly aligned with decreases in food consumption.  UGP281 was well tolerated with no overt adverse findings in the studies conducted to date, and its therapeutic window appeared to be substantial.

These data compare favorably to what has been described preclinically with other weight loss compounds currently, or previously, under development.  Additionally, since UGP281 does not bind to serotonin receptors, the risk of unwanted cardiovascular effects is expected to be significantly less as compared to other obesity product candidates.

Furthermore, as successfully demonstrated in previous preclinical studies, UGP281 has the potential to be dosed orally and manufactured recombinantly by way of Unigene’s Peptelligence™ technology platform.

Frank L. Greenway, MD, Professor and Director of Outpatient Clinical Research, Pennington Biomedical, Baton Rouge, LA, commented, “The preclinical data seen with Unigene’s peptide, UGP281 are very exciting.  The robust effects on food consumption and body weight loss demonstrated in the recently reported rat and dog models confirm Unigene’s prior preclinical studies.  These results support the Company’s plans to commence Phase 1 clinical testing in obese subjects next year and indicate that, if these results can be reproduced in humans, UGP281 could potentially offer a new and very exciting treatment option in an area that clearly needs new and better treatments.”

Nozer Mehta, PhD, Unigene’s VP, Research and Development stated, “We are extremely pleased with our progress with UGP281 and continue to build an encouraging preclinical data set for our lead proprietary metabolic peptide.”  Dr. Mehta continued, “UGP281’s selective receptor-binding is anticipated to result in a cleaner and more attractive safety profile relative to several of the small molecule drug candidates or drug combinations currently, or previously, in development. We continue to further differentiate UPG281 from other potentially competitive, peptide-based drugs and drug candidates and believe we will have the opportunity to optimally position UGP281 in this rapidly growing and significantly underserved market space.”

Unigene is currently preparing for the submission of its Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) and expects to be able to commence Phase 1 clinical testing of UGP281 in the first half of 2013.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence™ encompasses extensive intellectual property covering peptide drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to the timing of the commencement of Phase 1 clinical testing of UGP281 in humans, the risk of unwanted cardiovascular effects as compared to any other drug; whether the UGP281 preclinical results can be reproduced in humans, and if so, whether UGP281 could potentially offer a new treatment option; whether UGP281’s selective receptor-binding will result in a cleaner and more attractive safety profile relative to any other drug; whether the Company can differentiate UPG281 from other potentially competitive, peptide-based drugs and drug candidates; whether the Company will be able to effectively develop UGP281 and position it in the marketplace; whether the Company will be able to successfully build a portfolio of proprietary partnerships based on its Peptelligence™ platform. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com  / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.